Exhibit 21.1

Earth Sciences, Inc.
Listing of Subsidiaries

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                                    BENEFICIAL
                                    PERCENTAGE
NAME                                OWNERSHIP                   DESCRIPTION
----                                ---------                   -----------

Domestic Corporations and Entities
----------------------------------
ESI Chemicals, Inc. -                  100%       a dormant Colorado corporation
ESI Minerals, Inc. -                   100%       a dormant Colorado corporation
ADA-ES, Inc.                           100%       a Colorado corporation
ADA Environmental Solutions LLC        100%       a Colorado limited liability company

Foreign Corporations and Entities
---------------------------------
ESI Resources Limited -                100%       an Alberta, Canada private corporation
Earth Sciences Extraction Company      100%       an Alberta, Canada registered limited partnership 389337
Alberta Corp.                          100%       an Alberta, Canada private corporation
Recursos Minerales VENESI C.A. -       100%       a Venezuelan private corporation
Minera Antabari C.A.                    83%       a Venezuelan private corporation
Recursos Minerales ESIGEO C.A.          83%       a Venezuelan private corporation
Recursos Minerales Apicharai C.A.       83%       a Venezuelan private corporation
Recursos Minerales Manaima C.A.         83%       a Venezuelan private corporation
Recursos Minerales Mancai C.A.          83%       a Venezuelan private corporation
Recursos Minerales Cudiez C.A.          83%       a Venezuelan private corporation
Proyectos Y Asesorias GEO C.A.          67%       a Venezuelan private corporation

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